QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.18

        This Amendment is dated December 22, 2008 by and between Rohinton Mobed ("Mobed") and IHS Inc. (the "Company").

        WHEREAS, Mobed and the Company entered into an Agreement dated November 30, 2008, which was amended by an Amendment dated December 9, 2008 (the Agreement, as amended by the December 9 Amendment, is hereinafter referred to as "Original Agreement") in connection with the termination of Mobed's employment with the Company; and

        WHEREAS, Mobed and the Company desire to amend paragraph 5 of the Original Agreement;

        NOW, THEREFORE, Mobed and the Company agree as follows:

          1.     Paragraph 5 of the Original Agreement is deleted and replaced by the following paragraph 5:

    "5. On such date as Mobed may elect between June 1, 2009 and November 30, 2009, IHS Inc. shall pay Mobed a lump sum cash payment of $1,536,000, less any withholding or other deductions required to be made from such sum as provided in paragraph 18 below, subject, on the Effective Termination Date, to Mobed's execution and delivery to the Company of the Compromise Agreement and delivery to the Company of the Qualified Advisor's Certificate executed by his Qualified Advisor, pursuant to the provisions of the UK Contract. Mobed shall provide IHS Inc. with thirty day notice of the date he elects to receive the payment and of the institution and account Mobed has selected for receipt of this lump sum cash payment. Notwithstanding the foregoing, on or after January 1, 2009, and pursuant to the notice requirements in the immediately preceding sentence, Mobed may request payment of a portion of the $1,536,000 amount. Such portion shall not exceed the amount described in Reg. Section 1.409A-1(b)(9)(iii), shall be paid no later than the payment date of the remaining amount described in this Paragraph 5, and shall be treated for all purposes of this Agreement as not constituting deferred compensation for purposes of Section 409A of the Internal Revenue Code."

          2.     Mobed fully understands and agrees that:

      a)
      he has 21 days from his receipt of this Amendment within which to consider whether or not to sign it;

      b)
      he has seven days following his signature of this Amendment to revoke the release under Section 11(a) of the Original Agreement; and

      c)
      the Original Agreement, as hereby amended, will not become effective or enforceable until the revocation period of seven days has expired.

          3.     Except as specifically amended by this Amendment, the Original Agreement shall remain in full force and effect as originally executed.

          4.     This Amendment may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or by email shall be effective as delivery of a manually executed counterpart of this Amendment.

        IN WITNESS WHEREOF, Mobed and IHS Inc. have executed this amendment as of the day and year first above written.

/s/ Rohinton Mobed Rohinton Mobed
IHS Inc.
/s/ Stephen Green By: Stephen Green Title: Senior Vice President

QuickLinks

  Exhibit 10.18